UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 27, 2011
PROLOGIS
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of Incorporation)	1-12846 (Commission File Number)	74-2604728 (I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado (Address of Principal Executive Offices)	80239 (Zip Code)
Registrant’s Telephone Number, including Area Code: (303) 567-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 27, 2011, Ted R. Antenucci, President and Chief Investment Officer of ProLogis, a Maryland real estate investment trust (“ProLogis”), entered into a Second Amended and Restated Employment Agreement with ProLogis (the “New Agreement”). The New Agreement became effective on March 1, 2011 and provides that Mr. Antenucci will continue to provide services as the President and Chief Investment Officer of ProLogis from March 1, 2011 through June 30, 2011 (the “Agreement Term”), at which time Mr. Antenucci will no longer be the President and Chief Investment Officer of ProLogis.
On March 1, 2011, ProLogis also closed a majority of the sale of its Catellus retail and mixed use assets to affiliates of TPG Capital (the “Purchaser”). In connection with such sale, Mr. Antenucci has joined Catellus Development Corporation (an affiliate of the Purchaser) as president and chief executive officer and will have dual roles with ProLogis and Catellus Development Corporation through June 30, 2011 as referenced in the New Agreement.
The New Agreement also provides that, for the Agreement Term, Mr. Antenucci will receive (i) base salary (determined on an annual basis) payable in substantially equal monthly or more frequent installments of not less than $630,000, and (ii) a bonus of $435,000 on July 1, 2011 if he is employed through the last day of the Agreement Term. Mr. Antenucci is also entitled to participation in ProLogis’s benefit plans, coverage under ProLogis’s directors and officers insurance, and to indemnification against certain claims relating to his employment.
Pursuant to the New Agreement, Mr. Antenucci is receiving a lump payment in full satisfaction of (i) all of his outstanding awards and (ii) any awards that he would have been given during 2011, in each case, under the ProLogis 2006 Long-Term Incentive Plan (whether or not vested), in an amount equal to $7,028,371, less applicable withholding taxes.
Mr. Antenucci has also agreed that, pursuant to a Transition Services Agreement entered into between ProLogis and the Purchaser, he shall make himself reasonably available to provide consulting services to ProLogis and its affiliates for the period from July 1, 2011 through December 31, 2011 at no cost to ProLogis.
If Mr. Antenucci’s employment terminates during the Agreement Term for any reason, he will be entitled to payments of accrued but unpaid salary and vacation to the date of termination and payments to which he is entitled under applicable benefit plans (the “Accrued Benefits”).
If Mr. Antenucci’s employment is terminated by ProLogis for cause (as defined in the New Agreement) or if he terminates other than for good reason (as defined in the New Agreement), he will not be entitled to any payments or benefits other than the Accrued Benefits.
If, during the Agreement Term, Mr. Antenucci’s employment is terminated by ProLogis other than for cause or if Mr. Antenucci terminates his employment for good reason, he will be entitled to (i) continuing payments of his base salary for six months, (ii) payment of the bonus described above, and (iii) continuation of certain benefit plan coverage, all subject to Mr. Antenucci’s execution and delivery of a valid release of claims, in addition to the Accrued Benefits as referenced above.
The New Agreement also provides that Mr. Antenucci will be subject to confidentiality, noncompetition and non-solicitation restrictions during his employment and for a period thereafter and that he may be entitled to certain reimbursement of costs he incurs in enforcing the agreement.
The foregoing is a summary of the material modifications of Mr. Antenucci’s employment terms with ProLogis. Additional technical and conforming changes were made in the New Agreement. The remainder of the employment terms are consistent with Mr. Antenucci’s previous employment agreement with ProLogis.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Date: March 2, 2011	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary